Exhibit 16.1

Letterhead of De Joya Griffith & Company, LLC

May 23, 2007

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of Nexia Holdings, Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated May 24, 2007 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ De Joya Griffith & Company, LLC
De Joya Griffith & Company, LLC
Henderson, Nevada